Exhibit 99.9

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A and all amendments thereto with respect to the units representing limited partner interests in Enterprise Products Partners L.P. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: September 10, 2009	/s/ Dan L. Duncan Dan L. Duncan

Dated: September 10, 2009	DFI DELAWARE HOLDINGS L.P. By: DFI Delaware General, LLC, Its general partner By: /s/ Darryl E. Smith Darryl E. Smith Manager

Dated: September 10, 2009	EPCO, Inc. By: /s/ W. Randall Fowler W. Randall Fowler President, Chief Executive Officer and Director

Dated: September 10, 2009	DUNCAN FAMILY INTERESTS, INC. By: /s/ Darryl E. Smith Darryl E. Smith Treasurer and Director

Dated: September 10, 2009	DAN DUNCAN LLC By: /s/ W. Randall Fowler W. Randall Fowler Executive Vice President, Chief Financial Officer, Treasurer and Manager

Dated: September 10, 2009	DD SECURITIES LLC By: /s/ W. Randall Fowler W. Randall Fowler Executive Vice President, Chief Financial Officer, Treasurer and Manager

Dated: September 10, 2009	EPCO HOLDINGS, INC. By: /s/ W. Randall Fowler W. Randall Fowler President, Chief Executive Officer and Director

Dated: September 10, 2009	EPCO/FANTOME, LLC By: /s/ W. Randall Fowler W. Randall Fowler President, Chief Executive Officer and Director

Dated: September 10, 2009
ENTERPRISE GP HOLDINGS L.P.

By:  EPE HOLDINGS, LLC, its General Partner

By:  DAN DUNCAN LLC, its Sole Member

By:  /s/ W. Randall Fowler
W. Randall Fowler
Executive Vice President, Chief Financial Officer,
Treasurer and Manager